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                                                                     Exhibit 5.1


February 5, 1997


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street N.W.
Washington, D.C. 20549

RE: ECOLAB INC. 1997 NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN REGISTRATION ON FORM S-8

Gentlemen:

I am Vice President and Secretary of Ecolab Inc. (the "Company"). In that capacity, I have acted as counsel to the Company in connection with the proposed offering by the Company pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, of 125,000 shares of the Company's Common Stock, $1.00 par value ("the Shares"), and the Company's preferred stock purchase rights (the "Rights") adhering to the Shares, in connection with the Ecolab Inc. 1997 Non-Employee Director Deferred Compensation Plan (the
"Plan"). I understand that it is the Company's intention that the Shares will be (a) issued out of authorized but unissued shares, or (b) transferred out of treasury shares held by the Company now or in the future; provided, that no Shares will be issued or transferred until the Plan has been approved by a majority of the total votes cast by the holders of shares present in person or represented by proxy and entitled to vote on the Plan at the next annual meeting of stockholders of the Company.

I have examined the proposed Registration Statement on Form S-8, the Plan, the Rights Agreement between the Company and First Chicago Trust Company of New York dated as of February 24, 1996, (the "Rights Agreement"), and such other documents, corporate records and instruments and such laws and regulations as I have considered relevant for the purpose of this opinion. Based upon the foregoing, I am of the opinion that:

     (1) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the state of Delaware.

     (2) The Shares, when issued or transferred, delivered and paid for in accordance with the Plan as approved by the



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          stockholders in the manner set forth in the first paragraph of this letter, will be legally issued, fully paid and non-assessable.

     (3) The Rights, when issued in accordance with the Rights Agreement in connection with Shares issued or transferred in accordance with the Plan (so long as the Rights are attached to the Shares in accordance with the Rights Agreement), will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the above-captioned Registration Statement and to its use as part of the Registration Statement.

Sincerely,



/s/ Kenneth A. Iverson
Kenneth A. Iverson
Vice President and Secretary